Exhibit 99.1

Papa John’s Appoints Texas Roadhouse Founder and Chairman Kent Taylor to Board of Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 20, 2011--Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of W. Kent Taylor to the company’s Board of Directors.

Taylor, age 55, is the founder of Texas Roadhouse, Inc. a full-service, casual dining restaurant chain (NASDAQ: TXRH). He served as Chief Executive Officer of Texas Roadhouse from 2000 until 2004, and has served as its executive Chairman since 2004. Before founding the Texas Roadhouse concept in 1993, Taylor founded and co-owned Buckhead Bar and Grill in Louisville, Kentucky. He has more than 25 years of experience in the restaurant industry.

“We are delighted to have Kent join the Papa John’s Board,” said Papa John’s Founder, Chairman and Chief Executive Officer, John Schnatter. “His experience in founding and building Texas Roadhouse, focused on high quality food and service, will bring valuable insight to our Board and management team as we continue to grow the Papa John’s brand throughout the world.”

Headquartered in Louisville, Kentucky, Papa John's is the world's third largest pizza company, with 3,700+ restaurants in 32 countries. For ten of the past 11 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John's is the Official Pizza Sponsor of the National Football League and Super Bowl XLV, XLVI and XLVII. For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

CONTACT:
Papa John’s International, Inc.
Chris Sternberg, SVP, Corporate Communications, 502-261-4934